Exhibit 99.2

A Message to All Employees

[NFG Logo Omitted]

Today, December 19, 2007, the Company is filing a petition with the New York State Public Service Commission (“PSC”) seeking an Order compelling New Mountain Vantage GP, L.L.C., and its foreign and domestic affiliates (collectively, “New Mountain”), to disclose the full extent of their holdings of shares of the Company’s stock to determine whether New Mountain’s actions violate the Public Service Law.

As you know, New Mountain, a hedge fund activist shareholder, is advancing a business plan for the Company that we believe is not in the best interest of our shareholders or our Utility customers. Further, we believe that New Mountain should have taken certain action with the PSC before it secured a significant ownership position in the Company, advanced its business strategy and presented a list of candidates it wishes to be elected to the Company’s Board of Directors.

In our opinion, New York’s Public Service law is designed to protect the interests of the hundreds of thousands of customers who rely on their utility to provide them with the services they need in a safe and reliable fashion. We believe that New Mountain’s interests are focused on short-term gains derived principally from our Exploration and Production segment and it has conveniently ignored fundamental rules for our Utility operation.

For nearly a year, New Mountain has advanced a business strategy for the Company that would, among other things, break up our Company’s integrated structure. We believe that such an action would have a detrimental effect on our businesses, particularly if the end result were to have the Utility segment as the sole remaining substantial asset of the Company. The Company’s current structure provides certain efficiencies for the Utility segment that, if lost, would be harmful and costly to our Utility customers.

Last week we told New Mountain in a letter, a copy of which has been sent to our employees, that we believe its analysis of our business structure and recommendations for changing that structure are flawed by inadequate analysis and that it is lacking in real experience in managing assets in our industry. We have deep experience in all aspects of our industry and in the Utility sector in particular. Our management team, Board of Directors and employee group as a whole are fully committed and unquestionably qualified to offer our customers the kind of service they need for their safety and comfort every day.

This information is being provided for your background as we expect that some media coverage and, possibly, public hearings in New York, may result from our filing. Also, please be sure to sign up to attend one of the upcoming employee meetings where we will explain this issue, the proxy voting process and answer your questions about this important matter.

/s/ Phil Ackerman	/s/ Dave Smith	/s/ Ron Tanski
Phil Ackerman	Dave Smith	Ron Tanski

Posted: December 19, 2007

IMPORTANT INFORMATION AND WHERE TO FIND IT

In connection with its 2008 Annual Meeting, National Fuel Gas Company has filed a preliminary proxy statement and will be filing a definitive proxy statement, WHITE proxy card and other materials with the U.S. Securities and Exchange Commission (“SEC”).  WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NATIONAL FUEL GAS COMPANY AND THE MATTERS TO BE CONSIDERED AT ITS ANNUAL MEETING.  Investors may contact Morrow & Co., LLC, National Fuel Gas Company’s proxy advisor for the 2008 Annual Meeting, at (800) 252-1959 or by email at nfginfo@morrowco.com.  Investors may also obtain a free copy of the proxy statement and other relevant documents when they become available as well as other materials filed with the SEC concerning National Fuel Gas Company at the SEC’s website at http://www.sec.gov.  Free copies of National Fuel Gas Company’s SEC filings are also available on National Fuel Gas Company’s website at http://www.nationalfuelgas.com.  These materials and other documents may also be obtained for free from: Secretary, National Fuel Gas Company, 6363 Main Street, Williamsville, New York 14221, (716) 857-7000.

CERTAIN INFORMATION REGARDING PARTICIPANTS IN THE

SOLICITATION

National Fuel Gas Company and its directors are, and certain of its officers and employees may be deemed to be, participants in the solicitation of proxies from National Fuel Gas Company’s stockholders with respect to the matters considered at National Fuel Gas Company’s 2008 Annual Meeting. Information regarding these directors, and these certain officers and employees, is included in the preliminary proxy statement on Schedule 14A filed with the SEC on December 17, 2007, and on National Fuel Gas Company’s website at http://www.nationalfuelgas.com.  Security holders can also obtain information with respect to the identity of the participants and potential participants in the solicitation and a description of their direct or indirect interests, by security holdings or otherwise, for free, by contacting: Secretary, National Fuel Gas Company, 6363 Main Street, Williamsville, New York 14221, (716) 857-7000. More detailed information with respect to the identity of the participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with National Fuel Gas Company’s 2008 Annual Meeting.